EXHIBIT 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
METRO BANCORP, INC. A ND
METRO BANK

Mark A. Zody

EFFECTIVE DATE DECEMBER 17, 2010

TABLE OF CONTENTS

     PAGE

1	Employment and Term of Employment	1
2	Services and Duties	1
3	Compensation	1
4	Plans and Fringe Benefits	2
5	Termination by Metro for Cause	2
6	Disability Leave and Death	2
7	Termination by Metro without Cause and Termination Following a Change in Control and for Good Reason	3
8	Change in Control and Good Reason	4
9	Confidential Information and Non-Competition	5
10	Successors and Assigns	6
11	Assignment	6
12	Source of Payment and Timing	6
13	Interest	6
14	Reimbursements and In-Kind Benefits	6
15	Notices	7
16	Amendment, Waiver and Termination	7
17	General Provisions	8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Agreement (“Agreement”) is dated effective as of December 17, 2010, by and between METRO BANCORP, INC., a Pennsylvania corporation (“Metro”), and METRO BANK, a Pennsylvania bank and a wholly-owned subsidiary of Metro (“Bank”), and Mark A. Zody (“Executive”).

BACKGROUND

Executive is employed as Executive Vice President and Chief Financial Officer of Metro and Bank. The Boards of Directors of Metro and Bank (separately or collectively, the "Board") have determined that the services of Executive in this capacity are valuable to Metro and Bank. Accordingly, the Board wishes to have Executive's services available to Metro for at least two (2) years and to provide supplemental benefits to Executive should his/her employment with Metro terminate under certain circumstances or should he/she die or become disabled before the termination of this Agreement.

The Board and Executive entered into an employment agreement, effective February 23, 2009 (the “Original Agreement”) and now the parties desire to amend and restate the Original Agreement in order to comply with the Internal Revenue Service interpretations and guidance set forth in Notices 2010-6 and 2010-80.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained here, and intending to be legally bound, the parties agree as follows:

1. Employment and Term of Employment.
1.1 Metro offers Executive employment, and Executive accepts such employment, subject to all the terms and conditions of this Agreement, for a term of two (2) years beginning on the date of the Original Agreement, and, subject to automatic renewal and extension as stated below and to Metro's and Bank's right to terminate his/her employment as stated below. Notwithstanding anything provided to the contrary, on each Anniversary Date of the Original Agreement, this Agreement and Executive's employment shall automatically be renewed and extended (upon the same terms and conditions) for a new two (2) year term unless written notice by either party is given pursuant to Section 1.2 below. "Term" means the original two (2) year employment period, as well as any renewed or extended periods as provided for in this Agreement. “Anniversary Date” means March 1, 2010, as well as each annual March 1st thereafter if this Agreement is automatically renewed or extended.
1.2 Either party may terminate this Agreement on any Anniversary Date of this Agreement by giving to the other party written notice of termination no later than ninety (90) days before any such Anniversary Date. As a result of the foregoing notice being given to either party, the Term will have one (1) year remaining from the applicable Anniversary Date, subject to the terms and conditions of this Agreement.
2. Services and Duties.
2.1 During the Term, Executive shall be employed as Executive Vice President and Chief Financial Officer of Metro and Bank and shall have such powers and duties as may from time to time be prescribed by the respective executive officers and Board of Directors of Metro and Bank. Executive agrees to his/her continued employment and to devote his/her full time and efforts to the business and affairs of Metro, Bank and their subsidiaries, if any, and to use his/her best efforts to promote the interests of Metro, Bank and their subsidiaries.
3. Compensation.
3.1 Metro shall pay the following compensation to Executive for all services to be rendered by him/her under this Agreement and for all positions held by him/her during the Term, payable at regular intervals in accordance with Metro's normal payroll practices now or subsequently in effect: “base salary” at the rate of $251,999.97 per year, subject to an annual review and such upward adjustments as may be deemed appropriate by the Board or a Board-designated Committee. The Board or Board-designated Committee may approve an increase in salary for Executive, but shall have no obligation to do so. For this Agreement, a “year” shall be deemed to commence upon the signing of this Agreement and on January 1 of each subsequent calendar year. Compensation for a portion of a year shall be pro-rated.
3.2 During the Term, Metro will reimburse Executive for all expenses incurred by Executive which Metro determines to be reasonable and necessary (in accordance with its normal reimbursement practices now or subsequently in effect) for Executive to carry out his/her duties under this Agreement. Metro will reimburse Executive for all continuing education costs required to maintain Executive's Pennsylvania CPA and his annual dues to AICPA and PICPA.
4. Plans and Fringe Benefits.
4.1 During the Term, Executive shall be entitled to participate in any bonus programs, incentive compensation plans, stock option plans or similar benefit or compensation programs now or hereafter in effect which are generally made available from time to time to executive officers of Metro. For any period less than a full year during the Term, Executive shall receive an amount equal to the prorated portion of the compensation payable pursuant to such plan or program. Any annual bonus (or prorated portion of an annual bonus) earned and payable to Executive hereunder shall be paid on or after January 1 but not later than March 15 of the calendar year following the calendar year for which the annual bonus (or prorated portion of an annual bonus) is earned.
4.2 During the Term, Executive shall also be entitled to: (a) participate in all fringe benefits as then in effect that are generally available to Metro's salaried officers including, without limitation, family medical, dental and vision insurance programs, hospitalization coverage, life insurance coverage, disability coverage and long-term care insurance; (b) automobile allowance and (c) such other fringe benefits as the Board, or a designated Committee of the Board, shall deem appropriate.
4.3 During the Term, Metro shall continue to maintain and pay all premiums payable on the Executive's split dollar life insurance policy and long term disability policy as the same exists on the Effective Date of the Original Agreement.
5. Termination by Metro for Cause.
5.1 Metro shall have the right at any time to terminate Executive's employment, for cause, on thirty (30) days' prior written notice to Executive. For this Agreement, the term “for cause” means only the following:
(i) If at any time during the Term, Executive is indicted for, convicted of or enters a plea of guilty or nolo contendere to, a felony, a crime of falsehood or a crime involving fraud, moral turpitude or dishonesty; or
(ii) If at any time during the Term, Executive willfully violates any of the covenants or provisions of this Agreement including, without limitation, the willful failure of Executive to perform his/her duties hereunder or the instructions of the Board after written notice of such instructions (other than any such failure resulting from Executive's incapacity due to illness or disability) or Executive engages in any conduct materially harmful to Metro's business, and in either case fails to cease such conduct or correct such conduct, as the case may be, within thirty (30) days subsequent to receiving written notice from the Board advising Executive of same (which conduct shall be specifically set forth in such notice).
5.2 If Executive's employment shall terminate for cause, then Metro shall pay Executive in accordance with the regular payroll practices of Metro, his/her full base salary through the date of termination at the rate in effect at the time notice of termination is given and Metro shall have no further obligations to Executive under this Agreement other than to pay Executive such other compensation as may have accrued and be due him/her pursuant to Section 4 above.
6. Disability Leave and Death.
6.1 If Executive becomes disabled while employed during the Term, Executive's employment and this Agreement will not terminate at such time but Executive shall be placed on disability leave until the first to occur of the expiration of this Agreement or Executive's recovery from disability, but in no event longer than twenty-nine (29) months. Metro shall compensate Executive during the disability leave at a rate equal to 70% of his/her annual base salary at the time he became disabled. Metro agrees that it will make the payments due under this Section 6.1 on the first day of each month, commencing with the first day of the month following the month in which he is determined to be disabled, in an amount equal to 1/12 of 70% of his/her annual base salary at the time he is determined to be disabled. Such payments shall be reduced each month, however, by the amount of any disability payments made to Executive under any Metro-sponsored disability insurance plan. The amount of the reduction under the preceding sentence shall be computed as if Executive had elected to receive monthly payments of disability benefits (regardless of the actual payment frequency). If Executive becomes disabled as provided in this Section 6, then he shall nonetheless continue, after becoming so disabled and until the end of the Term, to be entitled to receive at Metro's expense such group hospitalization coverage, life insurance coverage and disability coverage as is generally made available from time to time to executive officers of Metro, if and to the extent permitted by the respective insurers of such coverage. Until such time as Executive is determined to be disabled, Executive shall continue to receive his/her full base salary and other compensation and fringe benefits due him/her under Section 4 above.
6.2 For purposes of determining Executive's eligibility for disability leave under this Agreement, Executive shall be deemed to have become "disabled” upon his/her inability to perform the duties and services of the character contemplated by this Agreement, because of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.
6.3 If Executive dies during the Term while employed hereunder, then his/her employment and his/her rights to compensation hereunder shall automatically terminate at the close of the calendar week in which death occurs. Any amount owed to Executive upon his/her death shall be paid to the personal representative of Executive's estate.
7. Termination by Metro without Cause and Termination Following a Change in Control and for Good Reason.
7.1 If Metro shall terminate Executive's employment other than for cause or as provided in Section 1.2 above, then:
(i) Metro shall pay to Executive his/her full base salary through the date of termination in accordance with the regular payroll practices of Metro, and any compensation due him/her as provided in Section 4 above; and
(ii) In lieu of any further salary payments to Executive, for a period subsequent to the date of termination, Metro shall pay as severance pay to Executive a lump sum severance payment equal to two (2) times Executive's average annual base salary in effect during the twenty-four (24) months immediately preceding such termination.
7.2 If Executive shall terminate his/her employment following a Change in Control or for "Good Reason" (as defined in Section 8 below) then:
(i) Metro shall pay to Executive his/her full base salary through the date of termination in accordance with the regular payroll practices of Metro and any other compensation due him/her as provided in Section 4 above; and
(ii) In lieu of any further salary payments to Executive for a period subsequent to the date of termination, Metro shall pay as severance pay to Executive a lump sum severance payment equal to two (2) times Executive's average annual base salary in effect during the twenty-four (24) months immediately preceding such termination.
7.3 Upon termination of Executive's employment as set forth in either Section 7.1 or 7.2 above, Metro shall have its independent certified public accountant promptly determine the aggregate present value pursuant to Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the "Code"), of all amounts payable to Executive under this Agreement, and of all other amounts payable to Executive upon or by reason of his/her termination which are determined in good faith by Metro's independent certified public accountant to be "parachute payments" (as defined in Section 280G(b)(2) of the Code and the regulations promulgated thereunder) made pursuant to agreements or plans which are subject to Section 280G. Such determination of present value and of other amounts constituting "parachute payments" is binding; provided that if Executive obtains an opinion of counsel satisfactory to Metro or an Internal Revenue Service ruling to the effect that the method of determining present value was improper or that specified payments did not constitute "parachute payments," calculations will be made in accordance with such opinion or ruling. The determinations pursuant to this Section shall not change the form of payment (other than reduce, if necessary) or delay the payment of amounts due Executive under this Agreement. In the event the aggregate present value of all benefits under this Agreement and other "parachute payments" is equal to or in excess of 300% of Executive's "base amount" as defined in Section 280G(b)(3)(A) and the regulations thereunder, Executive waives the right to "parachute payments" sufficient to reduce the present value of all such payments below 300% of the "base amount." If any reduction in payments is required pursuant to this Section, payments under this Agreement and all other amounts payable to Executive upon or by reason of his/her termination shall be reduced proportionately. If it is established pursuant to a final determination of a court of competent jurisdiction or an Internal Revenue Service proceeding that, notwithstanding the good faith of Executive, Metro and Metro's independent certified public accountant in applying the terms of this Section 7, the aggregate "parachute payments" paid to or for Executive's benefit are in an amount that would result in any portion of such "parachute payments" not being deductible by Metro or any affiliate by reason of Section 280G of the Code, then Executive shall have an obligation to pay Metro upon demand an amount equal to the sum of (i) the excess of the aggregate "parachute payments" paid to or for Executive's benefit without any portion of such "parachute payments" not being deductible by reason of Section 280G of the Code and (ii) interest on the amount set forth in clause (i) above at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive's receipt of such excess until the date of such payment.

7.4 In addition to the other compensation set forth in either Section 7.1 or 7.2 above, upon termination of Executive's employment as set forth in either Section 7.1 or 7.2 above, Executive shall be entitled, following the date of termination, to participate in all Metro medical, disability, hospitalization and life insurance benefits for a period of one (1) year except that should Executive accept subsequent employment during the one (1) year period following the date of termination, continuation of any medical, disability, hospitalization or life insurance benefit will cease to the extent that any such benefit is provided through or by Executive's subsequent employer.
7.5 Except as provided in this Section 7, nothing in this Agreement shall affect or have any bearing on Executive's entitlement to other benefits under any plan or program providing benefits by reason of termination of employment, provided that such entitlement would be in compliance with or exempt from Section 409A of the Code.
7.6 Executive shall have the right to terminate his/her employment (i) within a period of sixty (60) days following a “Change in Control” and (ii) for "Good Reason" (as both terms are defined in Section 8 below).
In the event of his/her termination following a Change in Control, payment shall be made to Executive within ninety (90) days following such Change in Control provided that the payment would be made in the second taxable year if the ninety (90) day period began in one taxable year and ended in the subsequent taxable year.
In the event of his/her termination for Good Reason, Executive must give notice to Metro of the existence of the condition(s) described in Section 8.2 within ninety (90) days of the initial existence of the condition(s). Upon such notice, Metro shall have a period of thirty (30) days during which it may remedy the condition(s) (the “Cure Period”). If Metro fails to cure the condition(s) constituting the Good Reason during the Cure Period, Executive's separation from service must occur within a period of ninety (90) days following the expiration of the Cure Period in order for the termination to constitute a termination pursuant to a Good Reason for purposes of this Agreement. If Executive's termination occurs after the expiration of ninety (90)days following the Cure Period, such termination shall not be treated as a termination pursuant to a Good Reason and Executive shall have no right to the payments and benefits described in this Agreement.
7.7 Anything in this Agreement to the contrary notwithstanding, Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.
8. Change in Control and Good Reason.
8.1 For this Agreement, a “Change in Control” of Metro means (a) any person or group acquires ownership of stock of Metro that, together with stock already held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Metro; (b) any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock possessing 30 percent or more of the total voting power of the stock of Metro; (c) a majority of members of Metro's Board of Directors is replaced during any 24-month period by directors whose appointment or election is not approved by a majority of the members of Metro's Board before the date of the appointment or election of any of the “replacement” directors; or (d) ) any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) of assets from Metro that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of Metro immediately before such acquisition(s). For purposes of this Section, “group” is defined or determined pursuant to Treasury Regulation §1.409A-3 paragraph (i)(5)(v)(B).
8.2 For this Agreement, "Good Reason" means (i) that without Executive's consent: (a) the nature and scope of Executive's authority, responsibilities or duties with Metro or Bank or a surviving or acquiring Person are materially reduced to a level below that which he enjoys on the date hereof, (b) the duties and responsibilities assigned to Executive are materially inconsistent with that which he has on the date of this Agreement, resulting in a diminution of Executive's authority, duties or responsibilities, (c) the salary and fringe benefits which Metro provides on the date of this Agreement or at any time hereafter are materially reduced, (d) Executive's position or title with Metro or Bank or the surviving or acquiring Person is reduced from his/her current position or title with Metro and/or Bank, resulting in a material reduction in Executive's authority, duties or responsibilities or (e) there's a material change in the geographic location at which Executive must perform the services, provided that such material change results in any relocation or transfer of Metro's principal executive offices to a location more than fifty (50) miles from Executive's principal residence on the date hereof without Executive consent; (ii) Metro or Bank materially breaches this Agreement; or (iii) a material breach of this Agreement by any successor to Metro or Bank by such successor's failure or refusal to assume all duties and obligations of Metro and Bank under this Agreement.

9. Confidential Information and Non-Competition.
9.1 Executive covenants and agrees that he will not, during the Term of his/her employment or at any subsequent time, except with the express prior written consent of the Board, directly or indirectly disclose, communicate or divulge to any Person, or use for the benefit of any Person, any knowledge or information with respect to the conduct or details of Metro's business which he, acting reasonably, believes or should believe to be of a confidential nature and the disclosure of which to not be in Metro's interest.
9.2 Executive covenants and agrees that he will not, during the Term of his/her employment, except with the express prior written consent of the Board, directly or indirectly, whether as employee, owner, partner, consultant, agent, director, officer, shareholder or in any other capacity, engage in or assist any Person to engage in any act or action which he, acting reasonably, believes or should believe would be harmful or inimical to the interests of Metro.
9.3 (A) Executive covenants and agrees that he will not, except with the express prior written consent of the Board, in any capacity (including, but not limited to, owner, partner, shareholder, consultant, agent, employee, officer, director or otherwise), directly or indirectly, for his/her own account or for the benefit of any Person, establish, engage or participate in or otherwise be connected with any commercial banking business which conducts business in any geographic area in which Metro and its subsidiaries is then conducting such business except that the foregoing shall not prohibit Executive from owning as a shareholder less than 5% of the outstanding voting stock of an issuer whose stock is publicly traded.
(B) The provisions of Section 9.3(A) shall be applicable commencing on the date of this Agreement and ending on one of the following periods, as applicable:
(i) If this Agreement is terminated by Metro in accordance with the provisions of Section 1.2 of this Agreement, the effective date of termination of this Agreement;
(ii) If Executive voluntarily terminates his/her employment one year following the effective date of termination of this Agreement; or
(iii) If this Agreement is terminated in accordance with the provisions of either Section 7.1 or 7.2 of this Agreement, six (6) months following the effective date of termination of this Agreement; provided however, that if Metro is prohibited by any governmental agency regulating the affairs of Metro or Bank from paying Executive, in whole or in part, the severance pay described in Paragraphs 7.1(ii) or 7.2( ii), then the provisions of Section 9.3(A) shall end on the effective date of termination of this Agreement.
9.4 The parties agree that any breach by Executive of any of the covenants or agreements contained in this Section 9 will result in irreparable injury to Metro for which money damages could not adequately compensate Metro and therefore, in the event of any such breach, Metro shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court enjoining and restraining Executive and/or any other Person involved from continuing such breach. The existence of any claim or cause of action which Executive may have against Metro or any other Person (other than a claim for Metro's breach of this Agreement for failure to make payments hereunder) shall not constitute a defense or bar to the enforcement of such covenants. In the event of any alleged breach by Executive of any of the covenants or agreements contained in this Section 9, Metro shall continue any and all of the payments due Executive under this Agreement until such time as a Court shall enter a final and unappealable order finding such a breach; provided, that the foregoing shall not preclude a Court from ordering Executive repay such payments made to him/her for the period after the breach is determined to have occurred or from ordering that payments hereunder be permanently terminated in the event of a material and willful breach.
9.5 If any portion of the covenants or agreements contained in this Section 9, or the application hereof, is construed to be invalid or unenforceable, the other portions of such covenant(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any covenant or agreement in this Section 9 is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.
9.6 For purposes of this Section 9, the term "Metro" shall include Metro, any successor of Metro under Section 10 hereof, and all present and future direct and indirect subsidiaries and affiliates of Metro including, but not limited to, Bank.

10. Successors and Assigns.
This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Metro which will acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of the assets of Metro, and shall otherwise inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. Upon the death of Executive any payments or benefits otherwise due Executive hereunder shall be paid to or be for the benefit of Executive's legal representatives. Nothing in the Agreement shall preclude Metro from consolidating or merging into or with or transferring all or substantially all of its assets to another Person. In that event, such other Person shall assume this Agreement and all obligations of Metro in this Agreement. Upon such a consolidation, merger, or transfer of assets and assumption, the term "Metro," as used in this Agreement, shall mean such other Person and this Agreement shall continue in full force and effect.
11. Assignment.
Neither this Agreement nor any rights to receive payments hereunder shall be voluntarily or involuntarily assigned, transferred, alienated, encumbered or disposed of, in whole or in part, without Metro's prior written consent and approval, and shall not be subject to anticipation, levy, execution, garnishment, attachment by, or interference or control of, any creditor.
12. Source of Payment and Timing.
12.1 All payments provided under this Agreement shall be paid in cash from the general funds of Metro, no special or separate fund shall be required to be established and Executive shall have no right, title or interest whatsoever in or to any investment which Metro may make to aid Metro in meeting its obligations hereunder except to the extent that Metro shall, in its sole and absolute discretion, choose to designate any of its rights it may have under one or more life insurance policies it may obtain to cover any of its obligations under this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or fiduciary relationship between Metro and Executive or any other Person.
12.2 All payments due under Sections 5.2, 6.3, 7.1 or 7.2 above shall be made not later than the thirtieth (30th) day following the date of termination of employment. It is provided, however, that, if, at the time of Executive's termination of employment with Metro or Bank, Metro has stock which is publicly traded on an established securities market and Executive is a “specified employee” (as defined in Section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A of the Code, then Metro shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the short-term deferral exception under Section 409A of the Code and are in excess of the lesser of two (2) times (i) Executive's then-annual compensation or (ii) the limit on compensation then set forth in Section 401(a)(17) of the Code, until the first payroll date that occurs after the date that is six months following Executive's “separation of service” with Metro or Bank (within the meaning of such term under Section 409A of the Code). The accumulated postponed amount shall be paid in a lump sum payment within ten days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of postponed amount, the amounts postponed on account of Section 409A shall be paid to the personal representative of Executive's estate within 60 days after the date of his/her death.
13. Interest.
In the event any benefits due to Executive are not paid when due hereunder, Executive shall be entitled (in addition to his/her other rights and remedies) to interest on the past due amounts at a rate equal to two percentage points above the prime rate charged from time to time by Bank, such interest to commence on the date a benefit was due hereunder.
14. Reimbursements and In-Kind Benefits.
14.1 Generally.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that:

(i) any reimbursement shall be for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement);

(ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

        (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred;

(iv) the right to in-kind benefits shall not extend beyond the last day of Executive's second taxable year following his/her termination of employment; and

(v) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

14.2 Reimbursement of Enforcement Expenses.

If Metro fails to pay or provide Executive any of the amounts due him/her under this Agreement or fails to provide Executive with any of the other benefits due him/her under this Agreement, and provided Metro does not cure any such failure within thirty (30) days after having received written notice from Executive of such failure, Executive shall be entitled to full reimbursement from Metro for all costs and expenses (including reasonable attorneys' fees and costs) incurred by Executive in enforcing his/her rights under this Agreement.
15. Notices.
All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice:
If to Metro, to:
Metro Bank
3801 Paxton Street
Harrisburg, PA 17111
Attn: Gary L. Nalbandian, President

If to Executive:
Mark A. Zody
412 Clemens Drive
Dillsburg, PA 17019

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

16. Amendment, Waiver and Termination.
16.1 General.
No amendment, waiver or termination of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced. Any written amendment, waiver or termination hereof executed by Metro and Executive (or his/her legal representatives) shall be binding upon them and upon all other Persons, without the necessity of securing the consent of any other Person including, but not limited to, Executive's spouse, and no Person shall be deemed to be a third party beneficiary under this Agreement except to the extent provided under Section 12.1 above.
16.2 Compliance with Requirements of Troubled Assets Relief Program (TARP).
Notwithstanding Section 16.1, in the event Metro is a participant in TARP, during such time as the U. S. Treasury Department (“Treasury”) holds an equity or debt position in Metro, Executive agrees to modify the terms of this

Agreement to comply with any executive compensation requirements of such Program, including (i) an agreement to relinquish to Metro any bonus or incentive compensation paid that is based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate; and (ii) a reduction, if necessary, in any compensation so as not to receive any “golden parachute” payments (based on the applicable Code provision). Executive also agrees to waive any claims he may have against Metro or Treasury as a result of any amendments to this Agreement required by TARP.
17. General Provisions.
17.1 This Agreement constitutes the entire agreement between the parties concerning its subject matter, and supersedes and replaces all prior agreements between the parties.
17.2 Bank or any other subsidiary of Metro may make payments to Executive thereunder in lieu of payments to be made by Metro, and to the extent such payments are so made, Metro shall be released of its obligations to make such payments.
17.3 The benefits provided under this Agreement shall be in addition to and shall not affect the proceeds payable to Executive's beneficiaries under group life insurance policies which Metro may be carrying on Executive's Life.
17.4 "Person" as used in this Agreement means a natural person, joint venture, corporation, sale proprietorship, trust, estate, partnership, cooperative, association, non-profit organization or any other legal entity.
17.5 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.
l7.6 Except as otherwise expressly stated in this Agreement, no failure on the part of any party to this Agreement to exercise and no delay in exercising any right, power or remedy under this Agreement shall operate as a waiver; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
17.7 Metro and Executive consent to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and the United States District Court for the Middle District of Pennsylvania in any and all actions arising hereunder and irrevocably consent to service of process as set forth in Section 15 above.
17.8 The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions of this Agreement.
17.9 This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be performed solely in the Commonwealth of Pennsylvania.
17.10 This Agreement is contingent upon any required approval of the Federal Deposit Insurance Corporation.
17.11 This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption from Section 409A, and shall in all respects be administered in accordance with Section 409A. Executive's termination of employment under this Agreement shall be interpreted in a manner consistent with the separation from service rules under Section 409A. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of a payment.

METRO BANCORP, INC.

/s/ Sherry Richart                    By: /s/ Gary L. Nalbandian
Attest                         Name: Gary L. Nalbandian
Title: Chief Executive Officer

METRO BANK

/s/ Sherry Richart                    By: /s/ Gary L. Nalbandian
Attest                         Name: Gary L. Nalbandian
Title: Chief Executive Officer

EXECUTIVE:

/s/ Sherry Richart                        /s/ Mark A. Zody
Witness                            Mark A. Zody